ULTIMUS MANAGERS TRUST

The undersigned hereby certifies that he is the duly elected Secretary of the Ultimus Managers Trust (the “Trust”) and that the Board of Trustees (including those who are not “interested persons” of the Fund as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) adopted the following resolutions, at a meeting in which a quorum was present, on June 5, 2012.

RESOLVED, that it is the finding of the Trustees at this meeting that the fidelity bond written by Federal Insurance Company (the “Bond”) in the aggregate amount of $350,000 covering, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the “Rule”) promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940 (the “1940 Act”), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust’s assets and the nature of the securities in the Trust’s portfolios; and further

RESOLVED, that the premium to be paid by the Trust under the Bond and the allocation of premium proposed by management be, and they hereby are, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and further

RESOLVED, that the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and further

RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and further

RESOLVED, that the Secretary or an Assistant Secretary of the Trust shall file the Bond with the Securities and Exchange Commission and give all notices required under paragraph (g) of the Rule.

Witness my hand this 10th day of August, 2012.

/s/ Frank L. Newbauer
Frank L. Newbauer
Secretary